TRANS GLOBAL SERVICES, INC.
                          8707 Katy Freeway, Suite 300
                              Houston, Texas 77024
                            Telephone (713) 467-4140

                                  March 9, 2005


VIA EDGAR


United States Securities and Exchange Commission
Mail Stop 0308
Washington, D.C. 20549
Attention: Mr. H. Christopher Owings, Assistant Director

     Re: Trans Global Services, Inc. Form S-3 filed January 12, 2000
         -----------------------------------------------------------

Dear Mr. Owings:

     Trans Global Services, Inc. requests the withdrawal of the Company's Registration Statement on Form S-3, file number 333-94485, filed with the Commission on January 12, 2000. The Company has elected to withdraw the filing because the Registration Statement, having been filed more than nine months ago, is out of date.

     If you have any questions, please contact me or Norman T. Reynolds of Glast, Phillips and Murray, P.C. at (713) 237-3135.

                                               Very truly yours,

                                               /s/ Arthur P. Grider III

                                               Arthur P. Grider III
                                               Chief Executive Officer


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